EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
October 28, 2004

GLOBAL MED TECHNOLOGIES®, INC. ANNOUNCES
A 40% INCREASE IN REVENUES FOR
THE THIRD QUARTER OF 2004

DENVER, Colorado – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) announced a 40% increase in revenues and an improvement in cash flows from operations of $455 thousand for the three months ended September 30, 2004 when compared with the comparable quarter in 2003.

The Company’s revenues for the three months ended September 30, 2004 increased $515 thousand to $1.794 million compared with $1.279 million for the comparable quarter in 2003. The Company’s operations provided $376 thousand in cash flows compared with cash used from operations of $79 thousand for the periods ended September 30, 2004 and 2003, respectively. The Company’s sequential revenue growth from the second to third quarters of 2004 was $334 thousand, or 22.8%.

During the three months ended September 30, 2004, the Company generated sales backlog in the form of sold software license and implementation fees with projected values of approximately $1.43 million. Of the $1.43 million backlog, the Company recognized into revenues approximately $340 thousand during the three months ended September 30, 2004. The Company sales were approximately $4.2 million in software license and implementation fees for the nine months ended September 30, 2004. Of this amount, approximately $3.37 million remained unrecognized as of September 30, 2004. The Company expects to recognize virtually all of the remaining software license and implementation fees over a period of approximately 12 months from September 30, 2004.**

The Company’s accounts receivable increased $541 thousand, primarily as a result of the increased sales activity during the nine months ended September 30, 2004. During the second and third quarters of 2004, the Company had its second consecutive quarter of customer billings of more than $2 million. During the third quarter, the Company billed out over $2.1 million in accounts receivable and collected over $2.3 million in accounts receivable.

From December 31, 2003 to September 30, 2004, deferred revenue increased by $1.230 million. The primary component of the increase relates to increases in deferral of software license fees. For the nine months ended September 30, 2004, the Company deferred $793 thousand in software license fees related to transactions entered into during this period. GAAP accounting required deferral of this revenue because certain development or service commitments remained as of September 30, 2004 that were associated with this revenue.

Global Med’s Chairman and CEO, Michael I. Ruxin M.D., commenting on the quarterly results, stated, “For the three months ended September 30, 2004, the Company posted another extremely strong sales quarter. Our revenues were up over 40% from the comparable quarter in 2003 and up nearly 23% when compared with the prior quarter. The Company’s cash flows from operations were robust generating $376 thousand for the three months ended September 30, 2004. The Company is well positioned going into the fourth quarter to continue to have positive cash flows from operations. Management believes that the Company is well positioned going into the fourth quarter of 2004 to have another quarter of sequential double-digit revenue growth.”

(In thousands $000s)

	December 31, 2003	September 30, 2004	Increase
Cash	$ 983	$1,224	$ 241
Accounts receivable (net)	$ 286	$ 827	$ 541
Deferred revenue	$1,389	$2,619	$1,230

The Company’s cash position increased by $241 thousand during the nine months ended September 30, 2004. The Company’s operations used $236 thousand during this period. The use of cash during the nine months ended September 30, 2004 resulted primarily from the timing of collections associated with accounts receivable. (See further discussion below.) During this same period, the Company raised net cash proceeds of approximately $549 thousand from an equity transaction. During the three months ended September 30, 2004, the Company’s operations provided $376 thousand in cash flows.

The Company believes that it will have positive cash flow from operations for the final quarter of 2004. The following tables provide certain details related to the Company’s operations for the three months ended September 30, 2004 and 2003:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	September 30, 2004	September 30, 2003
Revenues	$ 1,794	$ 1,279

Operating expenses	$ 1,298	$ 1,057

Loss from operations	$ (91)	$ (318)

Loss income	$ (99)	$ (468)

Preferred dividends, related party	$ (159)	--

Net loss available to common
shareholders	$ (258)	$ (468)

Net loss per share
Basic and diluted	$ (0.01)	$ 0.02

Shares outstanding
Basic	26,116	24,545

Diluted	26,116	24,545

Cash flows provided by (used in)
operations	$ 376	$ (79)

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Nine Months Ended
In ($000s) except per share information
(Unaudited)

	September 30, 2004	September 30, 2003
Revenues	$ 4,607	$ 5,097

Operating expenses	$ 3,582	$ 3,309

Loss from operations	$ (746)	$ 105

Net loss	$ (919)	$ (401)

Preferred dividends, related
Party	$ (348)	--

Net loss available to common
Shareholders	$(1,267)	$ (401)

Net loss per share
basic and diluted	$ (0.05)	$ (0.02)

Shares outstanding
Basic	25,433	24,470

Diluted	25,433	24,470

Cash flows (used in)
provided by operations	$ (236)	$ 95

The Company’s results for the nine months ended September 30, 2003 were dramatically increased by certain non-cash or non-recurring transactions that occurred during these periods. Included in the Company’s results for this period, the Company recognized $500 thousand in revenues associated with a settlement agreement whereby a former marketing partner waived its right to software development services that had been paid for in prior years. During the nine months ended September 30, 2003, the Company recognized $300 thousand in revenues related to a termination contract with a significant PeopleMed.com, Inc. customer. During the nine months ended September 30, 2003, the Company recognized $360 thousand in revenues associated with certain non-cash consideration (i.e., reductions in liabilities owed to the customer) associated with the sale of certain SafeTrace Tx®* products. Had these transactions been excluded from the results for this period, the revenues for the nine months ended September 30, 2003 would have been $3,937. The Company believes it is important to provide this additional non-GAAP analysis because the non-cash or non-recurring transactions do not provide a clear comparison of the transaction-based activities for this period.

**Of the $1.430 million backlog noted above, approximately $250 thousand relates to contracts that have anticipated implementation values, but the implementation services fees for these contracts are billed as on the basis of hours incurred. Of the $4.2 million value in backlog, approximately $570 thousand relates to contracts that are billed on an hourly basis for certain services. Therefore, this portion of the backlog could vary materially from the estimates provided.

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter ended September 30, 2004 are not necessarily indicative of the results that may be expected for any other future period.

*Patent Pending